MINNESOTA SECRETARY OF STATE

AMENDMENT OF ARTICLES OF INCORPORATION

CORPORATE NAME:
Future Technologies, Inc.

This amendment is effective on April 20, 2001.

The following amendment of articles regulating the above corporation was adopted: (Total number of pages including this form 1)

ARTICLE I
NAME

The name of this corporation shall be SE Global Equities Corp.

This amendment has been approved pursuant to Minnesota Statutes chapter 302A or 317A. I certify that I am authorized to execute this amendment and I further certify that I understand that by signing this amendment, I am subject to the penalties of perjury as set forth in section 609.48 as if I had signed this amendment under oath.

Dated: April 11, 2001

By: /s/ Toby Chu
Toby Chu,
President of Future Technologies, Inc.

STATE OF MINNESOTA
DEPARTMENT OF STATE
FILED
APRIL 20, 2001
/s/ signed
SECRETARY OF STATE